SUB-
ITEM
77-E
LEGAL
PROCE
EDING
S
LEGAL
PROCE
EDING
S
Since
Februa
ry
2004,
Federa
ted
and
related
entities
(collect
ively,
?Feder
ated?)
have
been
named
as
defend
ants in
several
lawsuit
s, that
were
consoli
dated
into a
single
action
in the
United
States
District
Court
for the
Wester
n
District
of
Penns
ylvania
,
allegin
g
excess
ive
advisor
y fees
involvi
ng one
of the
Federa
ted-
sponso
red
mutual
funds.
Withou
t
admitti
ng the
validity
of any
claim,
Federa
ted
reache
d a
final
settlem
ent
with
the
Plaintif
fs in
these
cases
in April
2011.